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[FleetBoston LOGO]                                           RULE: 424(b)(3)
                                                             FILE NO: 333-72912


                PRICING SUPPLEMENT NO. 8 DATED FEBRUARY 13, 2002
                (To Prospectus Supplement dated November 27, 2001
                    and Prospectus dated November 21, 2001)

                        FLEETBOSTON FINANCIAL CORPORATION
           SENIOR MEDIUM-TERM NOTES, SERIES T (The "Senior Notes") and
       SUBORDINATED MEDIUM-TERM NOTES, SERIES U (The "Subordinated Notes")
                     DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                               FLOATING RATE NOTE

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
                                   SERIES T (SENIOR)  [X]             SERIES U (SUBORDINATED) [ ]

Principal Amount:                  $100,000,000.00                    CUSIP Number:  33900QBC7
Price to Public:                   100.00%                            ORIGINAL ISSUE DISCOUNT (OID) NOTE:    [ ] Yes     [X]  No
                                                                      Total Amount of OID:
Issue Date:                            February 19, 2002              Yield to Maturity:
Maturity Date:                         February 19, 2004              Initial Accrual Period OID:
Price to Issuer (as % principal):  99.9600%
Net Proceeds to Issuer:            $99,960,000.00
Specified Currency (if other than U.S. Dollars):
Interest Rate Basis:                                  [ ]   CMT Rate                                [ ]    Treasury Rate
                                                            Designated CMT Telerate Page:           [ ]    Federal Funds Rate
                                                            Designated CMT Maturity Index:          [ ]    Prime Rate
                                                      [ ]   Commercial Paper Rate                   [ ]    Other:
                                                      [X]   LIBOR
                                                            LIBOR SCREEN
                                                                   Telerate (p 3750)  [X]
                                                                            Reuters   [ ]
Index Maturity:                    1 Month                                    Other   [ ]
Spread:                            plus 26 basis points
Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Initial Interest Rate:             2.11000%
Method of Calculation:                 Actual/360     [X]   Actual/Actual        [ ]              30/360  [ ]

Interest Determination Dates:                         [ ]   One Business Day Prior to the Interest Reset Date (No Rate Cutoff)
                                                      [ ]   Two Business Days Prior to the Interest Reset Date
                                                      [X]   Two London Business Days Prior to the Interest Reset Date

Initial Interest Reset Date:       March 19, 2002
Interest Reset Dates:              Monthly on each Interest Payment Date
Interest Payment Dates:            Monthly on the 19th day of each month commencing on March 19, 2002 and subject to modified following business day convention.
Regular Record Dates (if other than the 15th day prior to each Interest Payment Date):
Interest Reset Period:             Monthly
Interest Payment Period:           Monthly
Calculation Agent (if other than Bank of New York):
Redemption:                                           [X]   The Notes cannot be redeemed prior to maturity
                                                      [ ]   The Notes can be redeemed prior to maturity
                                                                     Initial Redemption Date:
                                                                     Initial Redemption Percentage:
                                                                     Annual Redemption Percentage Reduction:
Repayment:                                            [X]   The Notes cannot by repaid prior to maturity
                                                      [ ]   The Notes can be repaid prior to maturity, at the option
                                                            of the holder of the Note
                                                                     Holder's Optional Repayment Date (s):
Index Currency:                                       Place of Payment:                Authorized Denomination:
(only if non-U.S. Dollar denominated)
Agent:                             Lehman Brothers, Inc.
Agent's Capacity:                                     [X]   As Principal          [ ]  As Agent
Delivery:                          DTC # 636

Additional Terms:
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